Exhibit 99.1

Contact:	Dean J. Brydon, CEO Jonathan A. Fischer, President & COO Marci A. Basich, CFO (360) 533-4747 www.timberlandbank.com

Timberland Bancorp Reports Second Fiscal Quarter Net Income of $7.1 Million

•	EPS Increases 6% to $0.90 from $0.85 for the Comparable Quarter One Year Ago
•	Quarterly Return on Average Assets of 1.43%
•	Quarterly Return on Average Equity of 10.72%
•	Quarterly Net Interest Margin of 3.81%

HOQUIAM, WA – April 28, 2026 – Timberland Bancorp, Inc. (NASDAQ: TSBK) (“Timberland” or “the Company”), the holding company for Timberland Bank (the “Bank”), today reported net income of $7.13 million, or $0.90 per diluted common share for the quarter ended March 31, 2026.  This compares to net income of $6.76 million, or $0.85 per diluted common share for the comparable quarter one year ago, and $8.22 million, or $1.04 per diluted common share, for the preceding quarter.

For the first six months of fiscal 2026, Timberland’s net income increased 13% to $15.35 million, or $1.94 per diluted common share, from $13.62 million, or $1.71 per diluted common share, for the first six months of fiscal 2025.

“Timberland delivered another strong quarter, with net income and earnings per share both growing 6% compared to the year ago quarter” stated Dean Brydon, Chief Executive Officer.  “Net income and earnings per share were down 13% from the prior quarter, primarily due to higher provision for credit losses and a modest reduction in net interest income reflecting a decrease in average interest-earning assets.  Most of our key income-related metrics reflect year-over year improvement, and our fundamentals remain sound.”

“As a result of Timberland’s strong earnings and capital position, our Board of Directors announced a quarterly cash dividend to shareholders to $0.29 per share, payable on May 22, 2026, to shareholders of record on May 8, 2026,” stated Jonathan Fischer, President and Chief Operating Officer.  “This represents the 54th consecutive quarter Timberland will have paid a cash dividend and demonstrates the Board’s continued confidence in our long-term outlook.”

“Our net interest margin remained relatively stable, declining four basis points from the prior quarter while improving two basis points year-over-year,” said Marci Basich, Chief Financial Officer.  “After largely offsetting the impact of Federal Reserve rate cuts in the prior quarter, we are beginning to see those cuts have a more direct effect on our margin.  Our balance sheet positioning and proactive deposit pricing strategies continue to help mitigate these headwinds.  It is also worth noting that the comparison to the prior quarter is somewhat affected by one-time items — collected non-accrual interest and late fees added approximately one basis point to the margin during the current quarter, compared to a six basis point benefit from similar items in the prior quarter.  On the deposit side, total deposits grew 2% from the prior quarter and 6% year-over-year.  Discipline around our funding mix and margin stability will continue to be central to how we operate.”

“Net loans were down slightly during the quarter, driven primarily by higher loan payoff activity,” Brydon continued.  “Credit quality is an area we continue to monitor closely, and this quarter delinquent and non-accrual loans increased, driven primarily by an isolated participation loan that was moved to non-accrual status during the quarter.  We remain confident in the overall strength of our loan portfolio and our disciplined approach to credit risk management.”

“Our new full-service branch in University Place, which opened January 12, 2026, is gaining traction and expanding our ability to serve clients in the area between our Gig Harbor and Tacoma locations.  Early momentum is encouraging, and we see strong opportunity to deepen commercial banking relationships with the businesses driving growth in this community,” added Fischer.

Timberland Fiscal Q2 2026 Earnings
April 28, 2026

Earnings and Balance Sheet Highlights (at or for the periods ended March 31, 2026, compared to March 31, 2025, or December 31, 2025):

   Earnings Highlights:
•
Earnings per diluted common share (“EPS”) increased 6% to $0.90 for the current quarter from $0.85 for the comparable quarter one year ago and decreased 13% from $1.04 for the preceding quarter; EPS increased 13% to $1.94 for the first six months of fiscal 2026 from $1.71 for the first six months of fiscal 2025;

•
Net income increased 6% to $7.13 million for the current quarter from $6.76 million for the comparable quarter one year ago and decreased 13% from $8.22 million for the preceding quarter;  Net income increased 13% to $15.35 million for the first six months of fiscal 2026 from $13.62 million for the first six months of fiscal 2026;

•	Return on average equity (“ROE”) and return on average assets (“ROA”) for the current quarter were 10.72% and 1.43%, respectively;
•	Net interest margin (“NIM”) for the current quarter increased to 3.81% from 3.79% for the comparable quarter one year ago and decreased from 3.85% for the preceding quarter; and
•	The efficiency ratio for the current quarter was 55.38% compared to 56.25% for the comparable quarter one year ago and 52.65% for the preceding quarter.

  Balance Sheet Highlights:
•	Total assets increased 2% from the prior quarter and increased 6% year-over-year;
•	Net loans receivable decreased 1% from the prior quarter and increased 2% year-over-year;
•	Total deposits increased 2% from the prior quarter and increased 6% year-over-year;
•	Total shareholders’ equity increased 1% from the prior quarter and increased 7% year-over-year; 80,000 shares of common stock were repurchased during the current quarter for $3.09 million;
•	Non-performing assets to total assets ratio was 0.47% at March 31, 2026, compared to 0.23% at December 31, 2025, and 0.19% at March 31, 2025;
•	Book and tangible book (non-GAAP) values per common share increased to $34.61 and $32.65 respectively, at March 31, 2026; and
•
Liquidity (both on-balance sheet and off-balance sheet) remained strong at March 31, 2026, with only $20 million in borrowings and additional secured borrowing line capacity of $778 million available through the Federal Home Loan Bank (“FHLB”) and the Federal Reserve.

Operating Results

Operating revenue (net interest income before the provision for credit losses plus non-interest income) for the current quarter decreased 3% to $21.05 million from $21.71 million for the preceding quarter and increased 6% from $19.90 million for the comparable quarter one year ago.  The decrease in operating revenue compared to the preceding quarter was primarily due to a decrease in interest income on loans receivable, and to a lesser extent, a decrease in interest income from investment securities, which was partially offset by a decrease in interest expense on deposits.  Operating revenue increased 8%, to $42.77 million for the first six months of fiscal 2026 from $39.57 million for the first six months of fiscal 2025, primarily due to increases in interest income on loans receivable and interest income on interest-bearing deposits in banks, which was partially offset by a decrease in interest income from investments securities.

Net interest income decreased $705,000, or 4%, to $18.24 million for the current quarter from $18.95 million for the preceding quarter and increased $1.03 million, or 6%, from $17.21 million for the comparable quarter one year ago.  The decrease in net interest income compared to the preceding quarter was primarily due to an $11.04 million decrease in the average balance of total interest-earning assets and a ten-basis point decrease in the weighted average yield of interest-bearing assets. These decreases were partially offset by an 11-basis point decrease in the weighted average cost of interest-bearing liabilities.  Net interest income for the first six months of fiscal 2026 increased $3.01 million, or 9%, to $37.19 million from $34.18 million for the first six months of fiscal 2025, primarily due to a $101.58 million increase in average interest-earning assets and a 15-basis point decrease in the weighted average cost of interest-bearing liabilities.

Timberland’s NIM for the current quarter decreased to 3.81% from 3.85% for the preceding quarter and improved from 3.79% for the comparable quarter one year ago.  The NIM for the current quarter was increased by approximately one basis point due to the collection of $38,000 in pre-payment penalties, non-accrual interest, and late fees, and the accretion of $10,000 of the fair value discount on acquired loans.  The NIM for the preceding quarter was increased by approximately six basis points due to the collection of $282,000 in pre-payment penalties, non-accrual interest, and late fees, and the accretion of $9,000 of the

Timberland Fiscal Q2 2026 Earnings
April 28, 2026

fair value discount on acquired loans.  The NIM for the comparable quarter one year ago was increased by approximately five basis points due to the collection of $201,000 in pre-payment penalties, non-accrual interest, and late fees, and the accretion of $17,000 of the fair value discount on acquired loans. Timberland’s NIM expanded to 3.83% for the first six months of fiscal 2026 from 3.71% for the first six months of fiscal 2025.

A $523,000 provision for credit losses on loans was recorded for the quarter ended March 31, 2026.  The provision was primarily due to changes in the composition of the loan portfolio and an increase in the level of non-accrual loans.  This compares to a $16,000 provision for credit losses on loans for the preceding quarter and a $237,000 provision for credit losses on loans for the comparable quarter one year ago.

Non-interest income increased $43,000, or 2%, to $2.81 million for the current quarter from $2.76 million for the preceding quarter and increased $120,000, or 4%, from $2.69 million for the comparable quarter one year ago.  The increase in non-interest income was primarily due to a $158,000 increase in net gain on sales of loans and smaller increases in several other categories.  These increases were partially offset by a $63,000 decrease in ATM and debit card interchange fees and a $55,000 decrease in service charges on deposits.  Fiscal year-to-date non-interest income increased by 4%, to $5.57 million from $5.38 million for the first six months of fiscal 2025.

Total operating (non-interest) expenses for the current quarter increased $228,000, or 2%, to $11.66 million from $11.43 million for the preceding quarter and increased $465,000, or 4%, from $11.19 million for the comparable quarter one year ago.  The increase in operating expenses compared to the preceding quarter was primarily due to increases in technology and communications, loan administration and foreclosure, and smaller increases in several other categories.  These increases were partially offset by a decrease in ATM and debit card processing expense and smaller decreases in several other categories.  The efficiency ratio for the current quarter was 55.38% compared to 52.65% for the preceding quarter and 56.25% for the comparable quarter one year ago.  Fiscal year-to-date operating expenses increased 4% to $23.09 million from $22.26 million for the first six months of fiscal 2025.

The provision for income taxes for the current quarter decreased $363,000, or 17%, to $1.74 million from $2.10 million for the preceding quarter, primarily due to lower taxable income.  Timberland’s effective income tax rate was 19.6% for the quarter ended March 31, 2026, compared to 20.4% for the quarter ended December 31, 2025, and 20.2% for the quarter ended March 31, 2025.  Timberland’s effective income tax rate was 20.0% for the first six months of fiscal 2026 compared to 20.1% for the first six months of fiscal 2025.

Balance Sheet Management

Total assets increased $40.26 million, or 2%, during the quarter to $2.05 billion at March 31, 2026, from $2.01 billion at December 31, 2025, and increased $113.66 million, or 6%, from $1.93 billion one year ago.

Liquidity

Timberland has continued to maintain a strong liquidity position, both on-balance sheet and off-balance sheet.  Liquidity, as measured by the sum of cash and cash equivalents, CDs held for investment, and available for sale investment securities, was 22.1% of total liabilities at March 31, 2026, compared to 18.9% at December 31, 2025, and 16.9% one year ago.  Timberland also had secured borrowing line capacity of $778 million available through the FHLB and the Federal Reserve at March 31, 2026.  With a strong and diversified deposit base, only 18% of Timberland’s deposits were uninsured or uncollateralized at March 31, 2026.  (Note: This calculation excludes public deposits that are fully collateralized.)

Loans

Net loans receivable decreased $7.96 million, or 1%, during the quarter to $1.45 billion at March 31, 2026, from $1.46 billion at December 31, 2025, and increased $30.80 million, or 2%, from $1.42 billion at March 31, 2025.  The decrease during the quarter was primarily due to a $14.22 million decrease in one- to four-family loans, a $3.33 million decrease in commercial business loans and smaller decreases in several other loan categories.  These decreases were partially offset by a $10.33 million increase in construction loans and smaller increases in several other loan categories.

Timberland Fiscal Q2 2026 Earnings
April 28, 2026

Loan Portfolio
($ in thousands)

	March 31, 2026		December 31, 2025		March 31, 2025
	Amount	Percent	Amount	Percent	Amount	Percent
Mortgage loans:
One- to four-family (a)	$311,500	20%	$325,724	21%	$315,421	21%
Multi-family	214,107	14	212,331	14	178,590	12
Commercial	611,117	39	611,989	39	602,248	40
Construction - custom and
owner/builder	104,074	7	102,177	7	114,401	7
Construction - speculative one-to four-family	15,840	1	15,110	1	9,791	1
Construction - commercial	12,985	1	20,199	1	22,352	1
Construction - multi-family	80,246	5	65,856	4	46,602	3
Construction - land
development	2,915	--	2,387	--	15,032	1
Land	32,214	2	33,521	2	32,301	2
Total mortgage loans	1,384,998	89	1,389,294	89	1,336,738	88

Consumer loans:
Home equity and second
mortgage	53,252	3	52,569	3	47,458	3
Other	2,018	--	1,898	--	2,375	--
Total consumer loans	55,270	3	54,467	3	49,833	3

Commercial loans:
Commercial business
loans	125,087	8	128,397	8	131,243	9
SBA PPP loans	5	--	20	--	156	--
Total commercial loans	125,092	8	128,417	8	131,399	9
Total loans	1,565,360	100%	1,572,178	100%	1,517,970	100%
Less:
Undisbursed portion of
construction loans in
process	(90,576)		(89,883)		(75,042)
Deferred loan origination
fees	(5,259)		(5,338)		(5,329)
Allowance for credit losses	(18,648)		(18,125)		(17,525)
Total loans receivable, net	$1,450,877		$1,458,832		$1,420,074
_______________________
(a)	Does not include one- to four-family loans held for sale totaling $1,642, $3,736, and $1,151 at March 31, 2026, December 31, 2025, and March 31, 2025, respectively.

Timberland Fiscal Q2 2026 Earnings
April 28, 2026

The following table provides a breakdown of commercial real estate (“CRE”) mortgage loans by collateral type as of March 31, 2026:

CRE Loan Portfolio Breakdown by Collateral
($ in thousands)

Collateral Type	Balance	Percent of CRE Portfolio	Percent of Total Loan Portfolio	Average Balance Per Loan	Non- Accrual
Industrial warehouses	$ 131,278	22%	8%	$ 1,353	$ --
Medical/dental offices	80,060	13	5	1,213	237
Office buildings	69,655	11	4	819	294
Other retail buildings	55,702	9	3	619	--
Mini-storage	37,840	6	2	1,514	--
Hotel/motel	32,405	5	2	2,315	4,328
Restaurants	28,018	5	2	584	--
Gas stations/conv. stores	26,182	4	2	1,007	--
Churches	13,842	2	1	923	--
Nursing homes	13,304	2	1	2,217	--
Shopping centers	10,290	2	1	1,715	--
Mobile home parks	9,280	2	1	422	--
Additional CRE	103,261	17	7	776	--
Total CRE	$ 611,117	100%	39%	$ 965	$ 4,859

Timberland originated $71.12 million in loans during the quarter ended March 31, 2026, compared to $73.06 million for the preceding quarter and $56.76 million for the comparable quarter one year ago.  Timberland continues to originate fixed-rate one- to four-family mortgage loans, a portion of which are sold into the secondary market for asset-liability management purposes and to generate non-interest income.  During the current quarter, fixed-rate one- to four-family mortgage loans totaling $11.36 million were sold compared to $3.66 million for the preceding quarter and $5.17 million for the comparable quarter one year ago.

Investment Securities

Timberland’s investment securities and CDs held for investment increased $191,000, or less than 1%, to $216.03 million at March 31, 2026, from $215.84 million at December 31, 2025.  The increase was primarily due to the purchase of additional U.S. government agency mortgage-backed investment securities and was partially offset by maturities of U.S. Treasury Securities and scheduled amortization.

Deposits

Total deposits increased $38.73 million, or 2%, during the quarter to $1.74 billion at March 31, 2026, from $1.70 billion at December 31, 2025, and increased $92.38 million, or 6%, from $1.65 billion at March 31, 2025.  The quarter’s increase consisted of a $21.50 million increase in money market account balances, a $10.13 million increase in certificate of deposits account balances, a $3.68 million increase in non-interest-bearing deposit account balances, a $3.11 million increase in NOW account balances, and a $315,000 increase in savings account balances.

Timberland Fiscal Q2 2026 Earnings
April 28, 2026

Deposit Breakdown ($ in thousands)
	March 31, 2026		December 31, 2025		March 31, 2025
	Amount	Percent	Amount	Percent	Amount	Percent
Non-interest-bearing demand	$407,980	23%	$404,300	24%	$407,811	25%
NOW checking	370,385	21	367,278	21	333,325	20
Savings	197,805	11	197,490	12	207,857	13
Money market	325,811	19	304,316	18	300,552	18
Certificates of deposit under $250	257,449	15	256,809	15	227,137	14
Certificates of deposit $250 and over	141,843	8	136,764	8	124,009	7
Certificates of deposit – brokered	41,937	3	37,525	2	50,139	3
Total deposits	$1,743,210	100%	$1,704,482	100%	$1,650,830	100%

Borrowings

Total borrowings were $20.00 million at both March 31, 2026, and December 31, 2025.  At March 31, 2026, the weighted average rate on the borrowings was 4.03%.

Shareholders’ Equity and Capital Ratios

Total shareholders’ equity increased $2.68 million, or 1%, to $271.09 million at March 31, 2026, from $268.41 million at December 31, 2025, and increased $18.57 million, or 7%, from $252.52 million at March 31, 2025.  The increase in shareholders’ equity during the quarter was primarily due to net income of $7.13 million and proceeds from stock option exercises of $877,000.  These increases to shareholders’ equity were partially offset by the payment of $2.27 million in dividends to shareholders and the repurchase of 80,000 shares of common stock for $3.09 million (an average price of $38.63 per share), and a $117,000 increase of accumulated other comprehensive loss.  At March 31, 2026, Timberland had 227,977 shares available to be repurchased in accordance with the terms of its existing stock repurchase plan.

Timberland remains well capitalized with a total risk-based capital ratio of 21.55%, a Tier 1 leverage capital ratio of 12.82%, a tangible common equity to tangible assets ratio (non-GAAP) of 12.59%, and a shareholders’ equity to total assets ratio of 13.25% at March 31, 2026.  Timberland’s held to maturity investment securities were $117.33 million at March 31, 2026, with a net unrealized loss of $4.07 million (pre-tax).  Although not permitted by U.S. Generally Accepted Accounting Principles (“GAAP”), including these unrealized losses in accumulated other comprehensive income (loss) (“AOCI”) would result in a ratio of shareholders’ equity to total assets of 13.09%, compared to 13.25%, as reported.

Asset Quality
Timberland’s non-performing assets to total assets ratio was 0.47% at March 31, 2026, compared to 0.23% at December 31, 2025, and 0.13% at March 31, 2025.  Net charge-offs were less than $1,000 for the current quarter compared to net recoveries of $18,000 for the preceding quarter and net charge-offs of less than $1,000 for the comparable quarter one year ago.  During the current quarter, a $523,000 provision for credit losses on loans and a $3,000 provision for credit losses on unfunded commitments was made, which was offset by a $3,000 recapture of credit losses on investment securities.  The allowance for credit losses (“ACL”) for loans as a percentage of loans receivable was 1.27% at March 31, 2026, compared to 1.23% at December 31, 2025, and 1.22% one year ago.

Total delinquent loans (past due 30 days or more) and non-accrual loans increased $4.34 million, or 72%, to $10.40 million at March 31, 2026, from $6.05 million at December 31, 2025, and increased $7.07 million, or 213%, from $3.32 million at March 31, 2025.  Non-accrual loans increased $5.12 million or 120%, to $9.41 million at December 31, 2025 from $4.28 million at December 31, 2025, and increased $7.08 million, or 304%, from $2.33 million at March 31, 2025.  The increase in delinquent and non-accrual loans during the quarter was primarily due to a $4.33 million participation loan secured by a hotel in Oregon that was put on non-accrual status.  Timberland has a total of $7.11 million in participation loans purchased from other community banks and all other participation loans were performing according to their terms at March 31, 2026.  Loans graded “Substandard” increased $926,000, or 11%, to $9.54 million at March 31, 2026 from $8.61 million at December 31, 2025 and decreased $13.97 million, or 59%, from $23.51 million at March 31, 2025.

Timberland Fiscal Q2 2026 Earnings
April 28, 2026

Non-Accrual Loans
($ in thousands)

	March 31, 2026		December 31, 2025		March 31, 2025
	Amount	Quantity	Amount	Quantity	Amount	Quantity
Mortgage loans:
One- to four-family	$1,934	2	$1,988	2	$47	1
Commercial	4,859	4	304	1	324	3
Construction – custom and
owner/builder	553	1	553	1	--	--
Total mortgage loans	7,346	7	2,845	4	371	4

Consumer loans:
Home equity and second
mortgage	352	4	356	4	575	3
Other	20	1	20	1	--	--
Total consumer loans	372	5	376	5	575	3

Commercial business loans	1,687	7	1,063	8	1,381	11
Total loans	$9,405	19	$4,284	17	$2,327	18

Timberland had two properties classified as other real estate owned (“OREO”) at March 31, 2026:

	March 31, 2026		December 31, 2025		March 31, 2025
	Amount	Quantity	Amount	Quantity	Amount	Quantity
Other real estate owned:
Commercial	$221	1	$221	1	$221	1
Land	--	1	--	1	--	1
Total mortgage loans	$221	2	$221	2	$221	2

About Timberland Bancorp, Inc.
Timberland Bancorp, Inc., a Washington corporation, is the holding company for Timberland Bank.  The Bank opened for business in 1915 and primarily serves consumers and businesses across Grays Harbor, Thurston, Pierce, King, Kitsap and Lewis counties, Washington with a full range of lending and deposit services through its 24 branches (including its main office in Hoquiam).

Disclaimer
Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements relate to our financial condition, results of operations, plans, objectives, future performance or business.  Forward-looking statements are not statements of historical fact, are based on certain assumptions and often include the words “believes,” “expects,” “anticipates,” “estimates,” “forecasts,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future or conditional verbs such as “may,” “will,” “should,” “would” and “could.”  Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, assumptions and statements about future economic performance. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause our actual results to differ materially from the results anticipated or implied by our forward-looking statements, including, but not limited to: potential adverse impacts to economic conditions in our local market areas, other markets where the Company has lending relationships, or other aspects of the Company's business operations or financial markets, including, without limitation, as a result of employment levels, labor shortages and the effects of inflation, a potential recession or slowed economic growth; continuing elevated levels of inflation and the impact of current and future monetary policies of the Board of Governors of the Federal Reserve System ("Federal Reserve") in response thereto; the effects of any federal government shutdown; credit risks of

Timberland Fiscal Q2 2026 Earnings
April 28, 2026

lending activities, including any deterioration in the housing and commercial real estate markets which may lead to increased losses and non-performing loans in our loan portfolio resulting in our ACL not being adequate to cover actual losses and thus requiring us to materially increase our ACL through the provision for credit losses; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long-term interest rates, deposit interest rates, our net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in our market areas; secondary market conditions for loans and our ability to sell loans in the secondary market; results of examinations of us by the Federal Reserve and of our bank subsidiary by the Federal Deposit Insurance Corporation (“FDIC”), the Washington State Department of Financial Institutions, Division of Banks or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, institute a formal or informal enforcement action against us or our bank subsidiary which could require us to increase our ACL, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits or impose additional requirements or restrictions on us, any of which could adversely affect our liquidity and earnings; the impact of bank failures or adverse developments at other banks and related negative press about the banking industry in general on investor and depositor sentiment; legislative or regulatory changes that adversely affect our business including changes in banking, securities and tax law, in regulatory policies and principles, or the interpretation of regulatory capital or other rules; our ability to attract and retain deposits; our ability to control operating costs and expenses; the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risks associated with the loans in our consolidated balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our work force and potential associated charges; disruptions, security breaches, or other adverse events, failures or interruptions in, or attacks on, our information technology systems or on the third-party vendors who perform several of our critical processing functions; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to implement our business strategies; our ability to manage loan delinquency rates; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; our ability to pay dividends on our common stock; the quality and composition of our securities portfolio and the impact if any adverse changes in the securities markets, including on market liquidity; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board ("FASB"), including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; the economic impact of climate change, severe weather events, natural disasters, pandemics, epidemics and other public health crises, acts of war or terrorism, civil unrest and other external events on our business; other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services; and other risks described elsewhere in this press release and in the Company's other reports filed with or furnished to the Securities and Exchange Commission.

Any of the forward-looking statements that we make in this press release and in the other public statements we make are based upon management's beliefs and assumptions at the time they are made.  We do not undertake and specifically disclaim any obligation to publicly update or revise any forward-looking statements included in this press release to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise.  In light of these risks, uncertainties and assumptions, the forward-looking statements discussed in this document might not occur and we caution readers not to place undue reliance on any forward-looking statements. These risks could cause our actual results for fiscal 2026 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us, and could negatively affect the Company's consolidated financial condition and results of operations as well as its stock price performance.

Timberland Fiscal Q2 2026 Earnings
April 28, 2026

TIMBERLAND BANCORP INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF INCOME	Three Months Ended
($ in thousands, except per share amounts) (unaudited)	March 31,	Dec. 31	March 31,
	2026	2025	2025
Interest and dividend income
Loans receivable and loans held for sale	$21,793	$22,673	$20,896
Investment securities	1,751	1,862	2,003
Dividends from mutual funds, FHLB stock and other investments	77	82	82
Interest bearing deposits in banks	2,334	2,578	1,884
Total interest and dividend income	25,955	27,195	24,865

Interest expense
Deposits	7,513	8,043	7,454
Borrowings	198	203	198
Total interest expense	7,711	8,246	7,652
Net interest income	18,244	18,949	17,213
Provision for credit losses – loans	523	16	237
Recapture of credit losses – investment securities	(3)	(2)	(5)
Prov. for (recapture of) credit losses – unfunded commitments	3	(49)	14
Net int. income after provision for (recapture of) credit losses	17,721	18,984	16,967

Non-interest income
Service charges on deposits	934	989	959
ATM and debit card interchange transaction fees	1,131	1,194	1,176
Gain on sales of loans, net	236	78	122
Bank owned life insurance (“BOLI”) net earnings	155	158	165
Other	351	345	265
Total non-interest income, net	2,807	2,764	2,687

Non-interest expense
Salaries and employee benefits	6,469	6,453	5,977
Premises and equipment	1,116	1,074	1,075
Advertising	182	192	189
OREO and other repossessed assets, net	3	5	9
ATM and debit card processing	471	582	521
Postage and courier	155	143	142
State and local taxes	428	457	335
Professional fees	325	316	431
FDIC insurance	228	221	219
Loan administration and foreclosure	141	80	155
Technology and communications	1,177	1,055	1,121
Deposit operations	363	347	319
Amortization of core deposit intangible (“CDI”)	34	34	45
Other, net	567	472	656
Total non-interest expense, net	11,659	11,431	11,194

Income before income taxes	8,869	10,317	8,460
Provision for income taxes	1,738	2,101	1,705
Net income	$7,131	$8,216	$6,755

Net income per common share:
Basic	$0.91	$1.04	$0.85
Diluted	0.90	1.04	0.85

Weighted average common shares outstanding:
Basic	7,875,436	7,885,656	7,937,063
Diluted	7,922,232	7,923,037	7,968,632

Timberland Fiscal Q2 2026 Earnings
April 28, 2026

TIMBERLAND BANCORP INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF INCOME	Six Months Ended
($ in thousands, except per share amounts) (unaudited)	March 31,	March 31,
	2026	2025
Interest and dividend income
Loans receivable and loans held for sale	$44,467	$41,928
Investment securities	3,613	4,141
Dividends from mutual funds, FHLB stock and other investments	158	168
Interest bearing deposits in banks	4,912	3,885
Total interest and dividend income	53,150	50,122

Interest expense
Deposits	15,555	15,538
Borrowings	401	402
Total interest expense	15,956	15,940
Net interest income	37,194	34,182
Provision for credit losses – loans	539	289
Recapture of credit losses – investment securities	(5)	(10)
Recapture of credit losses - unfunded commitments	(46)	(7)
Net int. income after provision for (recapture of) credit losses	36,706	33,910

Non-interest income
Service charges on deposits	1,923	1,958
ATM and debit card interchange transaction fees	2,325	2,443
Gain on sales of loans, net	314	165
Bank owned life insurance (“BOLI”) net earnings	312	331
Other	697	487
Total non-interest income, net	5,571	5,384

Non-interest expense
Salaries and employee benefits	12,922	12,068
Premises and equipment	2,190	2,025
Advertising	374	370
OREO and other repossessed assets, net	9	9
ATM and debit card processing	1,052	1,043
Postage and courier	298	264
State and local taxes	885	680
Professional fees	641	777
FDIC insurance	449	429
Loan administration and foreclosure	221	283
Technology and communications	2,232	2,261
Deposit operations	710	652
Amortization of core deposit intangible (“CDI”)	68	90
Other, net	1,039	1,309
Total non-interest expense, net	23,090	22,260

Income before income taxes	19,187	17,034
Provision for income taxes	3,840	3,419
Net income	$15,347	$13,615

Net income per common share:
Basic	$1.95	$1.71
Diluted	1.94	1.71

Weighted average common shares outstanding:
Basic	7,880,602	7,947,786
Diluted	7,922,639	7,984,238

Timberland Fiscal Q2 2026 Earnings
April 28, 2026

TIMBERLAND BANCORP INC. AND SUBSIDIARY CONSOLIDATED BALANCE SHEETS
($ in thousands, except per share amounts) (unaudited)	March 31,	Dec. 31,	March 31,
	2026	2025	2025
Assets
Cash and due from financial institutions	$24,157	$23,176	$26,010
Interest-bearing deposits in banks	270,514	223,688	165,201
Total cash and cash equivalents	294,671	246,864	191,211

Certificates of deposit (“CDs”) held for investment, at cost	5,972	6,470	8,711
Investment securities:
Held to maturity, at amortized cost (net of ACL – investment securities)	117,327	133,259	140,954
Available for sale, at fair value	91,869	75,243	84,807
Investments in equity securities, at fair value	862	867	853
FHLB stock	2,103	2,045	2,045
Other investments, at cost	3,000	3,000	3,000
Loans held for sale	1,642	3,736	1,151

Loans receivable	1,469,525	1,476,957	1,437,599
Less: ACL – loans	(18,648)	(18,125)	(17,525)
Net loans receivable	1,450,877	1,458,832	1,420,074

Premises and equipment, net	21,925	21,826	21,436
OREO and other repossessed assets, net	221	221	221
BOLI	22,143	21,988	23,942
Accrued interest receivable	7,397	7,435	7,127
Goodwill	15,131	15,131	15,131
CDI	203	237	361
Loan servicing rights, net	641	678	1,051
Operating lease right-of-use assets	2,767	2,856	1,324
Other assets	7,635	5,439	9,331
Total assets	$2,046,386	$2,006,127	$1,932,730

Liabilities and shareholders’ equity
Deposits: Non-interest-bearing demand	$407,980	$404,300	$407,811
Deposits: Interest-bearing	1,335,230	1,300,182	1,243,019
Total deposits	1,743,210	1,704,482	1,650,830

Operating lease liabilities	2,937	3,015	1,426
FHLB borrowings	20,000	20,000	20,000
Other liabilities and accrued expenses	9,150	10,221	7,950
Total liabilities	1,775,297	1,737,718	1,680,206

Shareholders’ equity
Common stock, $.01 par value; 50,000,000 shares authorized; 7,833,643 shares issued and outstanding – March 31, 2026 7,879,828 shares issued and outstanding – December 31, 2025 7,903,489 shares issued and outstanding – March 31, 2025	23,982	26,025	28,028
Retained earnings	247,457	242,617	225,166
Accumulated other comprehensive loss	(350)	(233)	(670)
Total shareholders’ equity	271,089	268,409	252,524
Total liabilities and shareholders’ equity	$2,046,386	$2,006,127	$1,932,730

Timberland Fiscal Q2 2026 Earnings
April 28, 2026

	Three Months Ended
PERFORMANCE RATIOS:	March 31, 2026	Dec. 31, 2025	March 31, 2025
Return on average assets (a)	1.43%	1.60%	1.43%
Return on average equity (a)	10.72%	12.33%	10.95%
Net interest margin (a)	3.81%	3.85%	3.79%
Efficiency ratio	55.38%	52.65%	56.25%

	Six Months Ended
	March 31, 2026		March 31, 2025
Return on average assets (a)	1.52%		1.42%
Return on average equity (a)	11.53%		10.99%
Net interest margin (a)	3.83%		3.71%
Efficiency ratio	53.99%		56.26%

	At or for the Period Indicated
	March 31, 2026	Dec. 31, 2025	March 31, 2025
ASSET QUALITY RATIOS AND DATA: ($ in thousands)
Non-accrual loans	$9,405	$4,284	$2,327
Loans past due 90 days and still accruing	--	--	--
Non-performing investment securities	30	32	41
OREO and other repossessed assets	221	221	221
Total non-performing assets (b)	$9,656	$4,537	$2,589

Non-performing assets to total assets (b)	0.47%	0.23%	0.13%
Net charge-offs (recoveries) during quarter	$ --	$ (18)	$ --
Allowance for credit losses - loans to non-accrual loans	198%	423%	753%
Allowance for credit losses - loans to loans receivable (c)	1.27%	1.23%	1.22%

CAPITAL RATIOS:
Tier 1 leverage capital	12.82%	12.61%	12.55%
Tier 1 risk-based capital	20.29%	20.01%	19.04%
Common equity Tier 1 risk-based capital	20.29%	20.01%	19.04%
Total risk-based capital	21.55%	21.26%	20.29%
Tangible common equity to tangible assets (non-GAAP)	12.59%	12.71%	12.36%

BOOK VALUES:
Book value per common share	$ 34.61	$ 34.06	$ 31.95
Tangible book value per common share (d)	32.65	32.11	29.99
________________________________________________
(a)  Annualized
(b)  Non-performing assets include non-accrual loans, loans past due 90 days and still accruing, non-performing investment securities and OREO and other repossessed assets.
(c)  Does not include loans held for sale and is before the allowance for credit losses.
(d)  Tangible common equity divided by common shares outstanding (non-GAAP).

Timberland Fiscal Q2 2026 Earnings
April 28, 2026

AVERAGE BALANCES, YIELDS, AND RATES - QUARTERLY
($ in thousands)
(unaudited)

	For the Three Months Ended
	March 31, 2026		Dec. 31, 2025		March 31, 2025
	Amount	Rate	Amount	Rate	Amount	Rate

Assets
Loans receivable and loans held for sale	$1,474,095	5.99%	$1,478,563	6.08%	$1,435,999	5.90%
Investment securities and FHLB stock (1)	213,089	3.48	218,584	3.53	232,532	3.64
Interest-earning deposits in banks and CDs	255,300	3.71	256,379	3.99	172,175	4.44
Total interest-earning assets	1,942,484	5.42	1,953,526	5.52	1,840,706	5.48
Other assets	78,917		79,280		77,563
Total assets	$2,021,401		$2,032,806		$1,918,269

Liabilities and Shareholders’ Equity
NOW checking accounts	$364,926	1.53%	$368,557	1.61%	$328,115	1.32%
Money market accounts	312,593	2.70	304,183	2.86	306,137	3.18
Savings accounts	197,031	0.28	198,384	0.30	206,054	0.28
Certificates of deposit accounts	399,665	3.56	401,821	3.73	343,945	3.82
Brokered CDs	38,176	4.29	39,282	4.31	50,104	4.85
Total interest-bearing deposits	1,312,391	2.32	1,312,227	2.43	1,234,355	2.45
Borrowings	20,000	4.03	20,000	4.03	20,000	4.04
Total interest-bearing liabilities	1,332,391	2.35	1,332,227	2.46	1,254,355	2.47

Non-interest-bearing demand deposits	407,936		420,521		403,738
Other liabilities	11,373		15,640		10,064
Shareholders’ equity	269,701		264,418		250,112
Total liabilities and shareholders’ equity	$2,021,401		$2,032,806		$1,918,269

Interest rate spread		3.07%		3.06%		3.01%
Net interest margin (2)		3.81%		3.85%		3.79%
Average interest-earning assets to
average interest-bearing liabilities	145.79%		146.64%		146.75%
          _____________________________________
(1) Includes other investments
(2) Net interest margin = annualized net interest income /
     average interest-earning assets

Timberland Fiscal Q2 2026 Earnings
April 28, 2026

	For the Six Months Ended
	March 31, 2026		March 31, 2025
	Amount	Rate	Amount	Rate

Assets
Loans receivable and loans held for sale	$1,476,356	6.04%	$1,437,081	5.85%
Investment securities and FHLB stock (1)	215,866	3.50	239,966	3.60
Interest-earning deposits in banks and CDs	255,847	3.85	169,444	4.60
Total interest-earning assets	1,948,069	5.47	1,846,491	5.44
Other assets	79,097		76,535
Total assets	$2,027,166		$1,923,026

Liabilities and Shareholders’ Equity
NOW checking accounts	$366,761	1.57%	$328,287	1.35%
Money market accounts	308,342	2.78	315,381	3.31
Savings accounts	197,715	0.29	205,849	0.28
Certificates of deposit accounts	400,643	3.65	337,798	3.95
Brokered CDs	38,847	4.29	48,239	4.91
Total interest-bearing deposits	1,312,308	2.38	1,235,554	2.52
Borrowings	20,000	4.03	20,000	4.02
Total interest-bearing liabilities	1,332,308	2.40	1,255,554	2.55

Non-interest-bearing demand deposits	415,309		409,000
Other liabilities	12,519		10,107
Shareholders’ equity	267,030		248,365
Total liabilities and shareholders’ equity	$2,027,166		$1,923,026

Interest rate spread		3.07%		2.89%
Net interest margin (2)		3.83%		3.71%
Average interest-earning assets to
average interest-bearing liabilities	146.22%		147.07%
  _____________________________________
(1) Includes other investments
(2) Net interest margin = annualized net interest income /
     average interest-earning assets

Timberland Fiscal Q2 2026 Earnings
April 28, 2026

Non-GAAP Financial Measures
In addition to results presented in accordance with GAAP, this press release contains certain non-GAAP financial measures.  Timberland believes that certain non-GAAP financial measures provide investors with information useful in understanding the Company’s financial performance; however, readers of this report are urged to review these non-GAAP financial measures in conjunction with GAAP results as reported.

Financial measures that exclude intangible assets are non-GAAP measures.  To provide investors with a broader understanding of capital adequacy, Timberland provides non-GAAP financial measures for tangible common equity, along with the GAAP measure.  Tangible common equity is calculated as shareholders’ equity less goodwill and CDI.  In addition, tangible assets equal total assets less goodwill and CDI.

The following table provides a reconciliation of ending shareholders’ equity (GAAP) to ending tangible shareholders’ equity (non-GAAP) and ending total assets (GAAP) to ending tangible assets (non-GAAP).

($ in thousands)	March 31, 2026	Dec. 31, 2025	March 31, 2025

Shareholders’ equity	$ 271,089	$ 268,409	$ 252,524
Less goodwill and CDI	(15,334)	(15,368)	(15,492)
Tangible common equity	$ 255,755	$ 253,041	$ 237,032

Total assets	$ 2,046,386	$ 2,006,127	$ 1,932,730
Less goodwill and CDI	(15,334)	(15,368)	(15,492)
Tangible assets	$ 2,031,052	$ 1,990,759	$ 1,917,238